FIRST ADDENDUM TO SEVERANCE AGREEMENT

DATE:	June 3, 2002
PARTIES:	Centennial Bancorp, an Oregon corporation	(the “Corporation”)
(the “Executive”)

RECITALS

            A.        The Corporation and the Executive are parties to a Severance Agreement dated May 15, 2001 (the “Agreement”).

            B.        By resolution adopted May 14, 2002, the Corporation has determined that the Executive’s performance has met the requirements and standards of the Corporation’s Board of Directors and that the term of the Agreement should be extended for an additional year. In addition, the Corporation, by that resolution, agreed to increase the lump sum payment provided for in the Agreement.

            C.        The Parties desire to amend the Agreement upon the terms and conditions stated below.

AGREEMENT

            In consideration of the foregoing Recitals, which are incorporated by this reference herein, and the terms and conditions stated below, the Parties agree as follows:

            1.        Lump Sum Payment. The first sentence of subsection 2 (a) (1) of the Agreement is hereby deleted and the following sentence substituted therefor:

“(1)	Lump Sum Payment: the Corporation shall make a lump sum payment to the Executive in an amount in cash equal to 150% of the Executive's annual compensation.”

            2.        Extension of Term. In accordance with section 5 of the Agreement, the term of the Agreement is extended from May 15, 2004 to May 15, 2005.

            3.        Continuing Effect. Except as specifically modified in this First Addendum, the Agreement remains in full force and effect.

            IN WITNESS WHEREOF, the Parties have executed this First Addendum to the Agreement effective the date first stated above.

Centennial Bancorp: By: Ted R. Winnowski, President & CEO	Executive: